Exhibit 10.23

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (the “Agreement”) is made and entered into by Michael A. McManus, Jr. (“Employee”) and MISONIX, INC. (the “Company”), jointly the “Parties.”

WHEREAS, Employee became employed by the Company on or about November __, 1999; and

WHEREAS, the Company entered into an Employment Agreement with Employee dated as of May 22, 2015 (the “Employment Agreement”) (a copy of which is attached hereto as Exhibit A); and

WHEREAS, Employee shall retire from his positions with the Company and his employment with the Company will terminate on the Effective Date (as defined herein) of this Agreement (the “Separation Date”); and

WHEREAS, Employee and the Company mutually desire to settle in full any and all claims that they may have including, but not limited to, all claims that Employee asserted or could have asserted or which could have been raised prior to the date Employee executes this Agreement (and including, but not limited to, with respect to the Employment Agreement).

NOW, THEREFORE, in exchange for and in consideration of the mutual covenants and promises set forth in this Agreement, the Parties agree as follows:

1.           Settlement Payment and Benefits: Subject to the terms and conditions set forth herein, and in full, final and complete settlement of all claims between the Parties, following the execution and delivery of this Agreement by Employee to the Company:

(a)         The Company shall continue to pay Employee’s salary through June 30, 2017 at Employee’s rate of pay in effect as of the Separation Date (i.e., $325,000 per annum) less all required withholding deductions, payable in accordance with the Company’s regular payroll schedule (the “Salary Continuation”);

(b)         Provided Employee timely elects continuation coverage under the law informally known as COBRA using a form that shall be provided to Employee by the Company, the Company shall pay the premiums for Employee’s and Employee’s dependents’ coverage under the Company’s medical, dental, vision, hospitalization, long term care and life insurance coverage through June 30, 2017 (collectively, the “Insurance Benefit”); and

(c)         In accordance with action taken by the Company’s Compensation and Corporate Governance Committee, the outstanding options to purchase shares of the Company’s common stock, par value $.01 per share, previously granted Employee under the Company’s (i) 2005 Employee Equity Incentive Plan; (ii) 2009 Employee Equity Incentive Plan; (iii) 2012 Employee Equity Incentive Plan; and (iv) 2014 Employee Equity Incentive Plan (collectively, the “Options”) shall (x) cease to further vest as of the Effective Date and (y) be exercisable through the earlier of (A) June 30, 2017 and (B) the scheduled expiration date of such Option (the “Stock Benefit”).

The Salary Continuation, Insurance Benefit and Stock Benefit (collectively the “Payments and Benefits”) are in excess of the payments and benefits to which Employee is entitled to receive in connection with his employment with the Company and the termination thereof, the sufficiency of which is hereby acknowledged.

(d)         The Company and Employee hereby acknowledge that the Employment Agreement (including the (i) letter agreement, dated May 22, 2015, by and between the Company and Employee; (ii) letter agreement, dated as of July 1, 2012, by and between the Company and Employee pertaining to the (a) 1998 Employee Stock Option Plan and (b) 2001 Employee Stock Option Plan; and (iii) letter agreement, dated as of July 1, 2012, by and between the Company and Employee pertaining to the (a) 2005 Employee Equity Incentive Plan and (b) 2009 Employee Equity Incentive Plan) shall terminate by mutual agreement of the Company and Employee, effective as of the Effective Date without further obligation to the Company, except as otherwise set forth herein.

2.           Timing of Settlement Payment and Benefits: The Company agrees that:

(i)           when the Company receives the fully executed original of this Agreement; and

(ii)          when the Revocation Period outlined in Section 5 of this Agreement has elapsed without revocation of this Agreement by Employee (the “Effective Date”); then,

(iii)         this Agreement will become effective and binding upon the Parties, in full, final and complete settlement.

3.           Additional Payment to Employee:

(a)         Salary Payments Through Separation Date: Employee shall be entitled to receive a final paycheck reflecting salary accrued through the Separation Date. Employee acknowledges that as of the date of the execution of this Agreement Employee has been paid all wages due to Employee through August 15, 2016 and has no further claim with respect thereto.

(b)         Employee Vacation: Employee acknowledges and represents that Employee has no accrued unused vacation days through the Separation Date, and therefore Employee shall receive no payment for accrued unused vacation days.

(c)         Expenses: Employee further acknowledges that as of the Separation Date, Employee has submitted and has been reimbursed for all claims for expense reimbursement incurred prior to the Separation Date. The Company shall make a one-time reimbursement payment to Employee in the amount of $14,655.00 for life insurance premiums paid prior to the Separation Date..

(d)         Automobile. Employee shall have continued use through December 31, 2016 of the vehicle provided to him by the Company (but shall not, from and after the Separation Date, have access to a driver).

(e)         No other payments. Employee acknowledges and represents that Employee is not entitled to receive any payment from the Company other than as provided in this Agreement and that, upon receipt of the payments set forth in this Section 3, Employee will have received all compensation of any kind, including without limitation wages, bonuses, commissions, and incentive pay, due him for his work for the Company.

4.           Release by Employee:

(a)         Employee, for Employee, Employee’s successors, administrators, heirs and assigns, hereby fully and generally releases, waives and forever discharges the Company, which is defined for the purposes of this Section 4 to include the Company and any affiliated company, parent company or subsidiary, and each of their respective predecessors, affiliates, assigns, members, directors, officers, and employees, whether past or present, from any and all actions, suits, debts, demands, damages, claims, judgments, liabilities, benefits or other remedial relief of any nature, including costs and attorneys’ fees, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, which Employee has or may have from the beginning of the world to the date of Employee’s execution of this Agreement, including, but not limited to, all claims arising out of Employee’s employment with the Company, its subsidiaries, parent companies and affiliates, their predecessors, successors and assigns, such as (by way of example only) (i) any claim arising out of or related to contract (including, but not limited to, the Employment Agreement), quasi contract, tort, tortious course of conduct, libel or slander, defamation, privacy rights, public policy, law or equity, mental and/or emotional distress, back pay, front pay, loss of income, and including all claims for wages, commissions, notice, pay in lieu of notice, severance pay, bonus, impairment of economic opportunity, reimbursements, commissions, implied or express employment contracts and/or estoppel, or (ii) any claims for alleged violations under: The National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Fair Labor Standards Act, as amended; The Occupational Safety and Health Act, as amended; The Family and Medical Leave Act of 1993; The New York State Human Rights Law, as amended; The New York Wage and Hour Laws, as amended; The New York Equal Pay Laws, as amended; the New York Civil Rights Laws, as amended; The New York Workers Compensation Laws, as amended; The New York State Executive Laws, as amended; The Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”); The Sarbanes-Oxley Act of 2002; or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, including without limitation any law, regulation or ordinance of the State of New York, or any local jurisdiction within the State. In addition, and without limiting the foregoing, Employee, for Employee, Employee’s successors, administrators, heirs and assigns, hereby fully and generally releases, waives and forever discharges the shareholders, licensors, agents, outside professional service providers and attorneys of the Company, whether past or present, from any and all actions, suits, debts, demands, damages, claims, judgments, liabilities, benefits or other remedial relief of any nature, including costs and attorneys’ fees, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, which Employee has or may have from the beginning of the world to the date of Employee’s execution of this Agreement arising out of Employee’s employment with the Company, its subsidiaries, parent companies and affiliates, their predecessors, successors and assigns, including, but not limited, to the claims identified in clauses (i) and (ii) above.

(b)         The foregoing release includes any claim for costs, fees, or other expenses, including attorneys' fees, incurred in these matters.

(c)         Notwithstanding the foregoing, nothing herein shall be deemed a release, waiver or discharge by Employee of Employee’s right to institute any action required to enforce the terms of this Agreement including, but not limited to, Employee’s rights to obtain all payments due under this Agreement, as referenced herein;(d) Employee acknowledges and agrees that this release, and the covenant not to sue set forth in Section 6 of this Agreement, are essential and material terms of this Agreement and that, without such releases and covenant not to sue, no agreement would have been reached by the Parties and no payment would have been paid by the Company hereunder. Employee understands and acknowledges the significance and consequences of this Agreement.

(e)         The foregoing release shall not preclude Employee from exercising Employee’s rights, if any, under COBRA, or under any benefit plan of the Company, including, but not limited to, its 401(k) plan (if applicable).

(f)          Notwithstanding the foregoing, in the event a beneficiary of the release contained in this Section 4 files a claim or action against Employee based upon any claim arising prior to the execution of this Agreement, then the release contained in this Section 4 (and the covenant not to sue contained in Section 6) shall be null, void, and of no force or effect solely with respect to the person(s) or entity(ies) bringing such claims or actions.

5.           Release of Age Claims by Employee:

EMPLOYEE SPECIFICALLY WAIVES AND RELEASES THE COMPANY FROM ALL CLAIMS EMPLOYEE MAY HAVE AS OF THE DATE EMPLOYEE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). THIS SECTION 5 DOES NOT WAIVE ANY RIGHTS OR CLAIMS THAT MAY ARISE UNDER THE ADEA AFTER THE DATE EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE FURTHER AGREES:

(a)         THAT EMPLOYEE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990;

(b)        THAT THE PAYMENT CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EMPLOYEE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH PAYMENT WOULD NOT HAVE BEEN PROVIDED HAD EMPLOYEE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENT IS IN EXCHANGE FOR THE SIGNING OF THIS RELEASE;

(c)         THAT EMPLOYEE REALIZES THAT FOLLOWING EMPLOYEE’S EXECUTION OF THIS RELEASE EMPLOYEE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE COMPANY; AND

(d)         THAT THE RELEASE OF ANY RIGHTS UNDER THE ADEA SHALL BE VOID AND OF NO FORCE AND EFFECT IF EMPLOYEE CHOOSES TO SO REVOKE, AND IF EMPLOYEE CHOOSES NOT TO SO REVOKE, THAT THIS RELEASE OF ANY RIGHTS UNDER THE ADEA SHALL THEN BECOME EFFECTIVE AND ENFORCEABLE.

ANY REVOCATION BY EMPLOYEE IN ACCORDANCE WITH THIS SECTION 5 MUST BE SUBMITTED, IN WRITING, TO COUNSEL TO THE COMPANY AS FOLLOWS: WILK AUSLANDER LLP (ATTENTION: JOEL I. FRANK, ESQ.), 1515 BROADWAY, NEW YORK, NY 10036 AND STATE, “I HEREBY REVOKE MY WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT CONTAINED IN THE RETIREMENT AGREEMENT AND GENERAL RELEASE BETWEEN ME AND THE COMPANY.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO WILK AUSLANDER LLP (ATTENTION: JOEL I. FRANK, ESQ.), OR ITS DESIGNEE, OR MAILED TO WILK AUSLANDER LLP (ATTENTION: JOEL I. FRANK, ESQ.), POSTMARKED WITHIN SEVEN (7) DAYS OF EMPLOYEE ’S EXECUTION OF THIS AGREEMENT. THIS WAIVER OF RIGHTS UNDER THE ADEA SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY IN NEW YORK, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR LEGAL HOLIDAY.

6.           Covenant Not to Sue: To the maximum extent permitted by law, Employee covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against the Company (as defined in Section 4 hereinabove) asserting any of the claims released in this Agreement.

7.           Release by Employer:

(a)         The Company (which is defined for this Section 7 to include the Company and any affiliated company, parent company or subsidiary, and each of their respective predecessors, affiliates, and assigns) hereby fully and generally releases, waives and forever discharges Employee, his successors, administrators, heirs and assigns (collectively “Employee”), from any and all actions, suits, debts, demands, damages, claims, judgments, liabilities, benefits or other remedial relief of any nature, including costs and attorneys’ fees, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, which the Company has or may have from the beginning of the world through the Effective Date of this Agreement, including, but not limited to, all claims referring or relating to Employee’s employment with the Company.

(b)         The foregoing release by the Company includes any claim for costs, fees, or other expenses, including attorneys' fees, incurred in these matters.

(c)         Notwithstanding the foregoing:

(i)         if and to the extent Employee is charged with or is the target or subject of allegations of criminal conduct by any federal, state or foreign governmental body, agency or instrumentality, the Company’s release of Employee set forth in Section 7(a) of this Agreement does not include any claims based upon or arising out of such criminal conduct;

(ii)        Section 6 of the Employment Agreement (which addresses Employee’s Non-Competition and Non-Disclosure obligations), remains in full force and effect; and

(iii)       nothing herein shall prevent the Company from instituting any action required to enforce the terms of this Agreement.

(d)         The Company acknowledges and agrees that this release is an essential and material term of this Agreement and that, without such release, no agreement would have been reached by the Parties.

(e)         To the maximum extent permitted by law, the Company (as defined in Section 7(a) hereinabove) covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against Employee asserting any of the claims released in this Agreement.

(f)         Notwithstanding the foregoing, in the event an person or entity who is a beneficiary of the release contained in this Section 7 files a claim or action against the Company (as defined in Section 4 above) that is encompassed within the scope of the release provided to Company pursuant to Section 4 above, then the release and covenant not to sue contained in this Section 7 shall be null, void, and of no force or effect solely with respect to the person(s) or entity(ies) bringing such claims or actions.

8.           Additional Obligations of Employee:

(a)         Employee shall tender his resignation (i) from the Board of Directors of the Company (the “Board”), and (ii) as President and Chief Executive Officer of the Company by executing the resignation notice in the form attached hereto as Exhibit B (the “Resignation Notice”). The Company shall hold the Resignation Notice in escrow pending the Effective Date of the Agreement.

(b)         Through June 30, 2017, upon the request of the Board or the President and Chief Executive Officer of the Company, Employee shall make himself available to consult with the Board, the President and Chief Executive Officer of the Company, or anyone designated by the Board (the “Board’s Designee”), by telephone for a maximum of ten (10) hours per month, without the necessity of compensation, on any manners that the Board, the CEO or the Board’s Designee deems appropriate. In the event the Company requests and Employee agrees to provide in-person consultation, the Company shall reimburse Employee for any travel or other out-of-pocket expenses reasonably incurred and documented in connection with any consultation provided pursuant to this Section 8(b).

9.           No Prior Suit: Employee further represents and warrants that Employee has not previously filed any suit, charge, grievance, complaint or proceeding of any kind against the Company in any court or before any administrative or investigative body or agency (whether public, quasi-public or private). Employee expressly represents and warrants that Employee has not exercised his right to file any suit against the Company. To the extent any such suit, charge, grievance, complaint or proceeding has been filed on Employee’s behalf, Employee agrees that Employee will take any and all steps necessary to withdraw it with prejudice and that Employee is not entitled to receive any monetary damages or equitable relief in connection therewith.

10.         Confidentiality:

(a)         Prior to the filing by the Company of a Form 8-K with respect to this Agreement, Employee shall not publicly disclose the terms and provisions of this Agreement, or the existence of this Agreement, without the written consent of the Company (except as required by applicable law, or as may be reasonably necessary in connection with enforcing the terms or provisions of this Agreement, or except for disclosures to Employee’s attorneys, accountants, immediate family, medical providers, financial advisors and/or tax preparers).

(b)         Employee further agrees (i) not to divulge, disclose, or communicate to, or use for the benefit of, any person, firm, corporation or other entity, and to hold in confidence, any and all information relating to client lists, supplier lists, vendor lists, business plans, prices, trade secrets, product lines, financial information, proprietary information or any of the strategic plans of the Company or any of its operating divisions, subsidiaries, parent companies or affiliates, which the Company obtained in connection with Employee’s employment with the Company or any of its operating divisions, subsidiaries, parent companies or affiliates (collectively, “Confidential Information”); and (ii) to abide by the confidentiality obligations or other covenants by which Employee is bound pursuant to the Employment Agreement; provided, however, that the restrictions contained in this Section 10 shall not apply with respect to (a) any documents or information that are publicly available, (b) any documents Employee receives from a source other than the Company, (c) any subpoena or other legal process requesting documents or information from Employee; or (d) in connection with testimony or pleadings of the Employee in any litigation between the Company and Employee (subject to the entry of an appropriate confidentiality order or stipulation).

(c)         Nothing in this Agreement shall prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the Securities and Exchange Commission (“SEC”), the Department of Justice, the Equal Employment Opportunity Commission (“EEOC”), the Congress, or any other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (ii) responding to any inquiry or legal process directed to Employee individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (y) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Employee to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

11.          Non-Disparagement: Employee agrees that Employee will not disparage or encourage or induce others to disparage the Company (which, for purposes of this Section 11, is defined to include the Company and any affiliated company, parent company or subsidiary, and each of their respective predecessors, affiliates, assigns, shareholders, members, directors, officers, employees, agents and attorneys, whether past, present or future). Notwithstanding the foregoing, the obligations pursuant to the preceding sentence shall not apply with respect to any person or entity that disparages, or encourages or induces others to disparage, Employee. The Company agrees that neither it nor any affiliated company, parent company or subsidiary, each of their respective predecessors, affiliates, or assigns, will authorize any person to disparage or encourage or induce others to disparage Employee, and the Company shall instruct the members of its Board of Directors and its management team not to disparage Employee. The provisions of this Section 11 shall not apply with respect to any statement made in connection with any litigation or governmental investigation, or with any filing required by law.

12.          Company Property: Employee represents that Employee shall within five business days after the Effective Date (i) provide or return to the Company any and all Company property, including, but not limited to, keys, key cards, access cards, identification cards, employer credit cards, network access devices, computers, laptops, cell phones, smartphones, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that were in the possession or control of Employee, whether they were provided to Employee by the Company or any of its business associates or created by Employee in connection with Employee’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Employee's possession or control. Notwithstanding the foregoing, Employee may, if he desires and after he has provided the device(s) in question to the Company so that all of the Company’s information may be purged from such device(s), retain any laptop, smartphone or tablet in his possession, provided, however, that any wireless service contract pertaining to such devices must be assumed by Employee. The Company acknowledges and agrees that Employee’s personal property maintained in his office shall be packed and delivered to a location designated by Employee within five business days after the Effective Date.

13.          Indemnification; Insurance: Employee shall continue to be entitled to indemnification, advancement of expenses and reimbursement to the extent permitted to him under the Company’s By-Laws and Certificate of Incorporation in effect as of August 1, 2016. In addition, the Company shall maintain directors’ and officers’ liability insurance for Employee’s benefit, if any, that shall be no less favorable to Employee than such insurance made available to or for the benefit of other former directors or officers of the Company.

14.          Acknowledgment: Employee acknowledges by signing this Agreement that Employee has read and understands this document, that Employee has had the opportunity to confer with an attorney of Employee’s choice regarding the terms and meaning of this Agreement, and that Employee has been represented by such independent legal counsel of Employee’s choice throughout all of the negotiations up to and including the execution of this Agreement. Employee further acknowledges that Employee has read this Agreement in its entirety, that Employee has had all of its provisions explained to Employee by Employee’s counsel and has had answered any and all questions that Employee has had with regard to the meaning of any of the provisions thereof, that Employee assents to all the terms and conditions contained herein and that Employee has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Employee except as set forth in this Agreement, and that Employee has signed the same KNOWINGLY AND VOLUNTARILY.

15.          Governing Law; Jurisdiction: This Agreement and any and all claims, controversies or disputes (including, without limitation, contract, tort and statutory claims and counterclaims) arising under, relating in any way to, or in any way connected with (a) this Agreement (including, without limitation, any question regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination), or (b) the interpretation and enforcement of the rights and duties of the Parties, shall be governed by and construed solely in accordance with the laws of the State of New York without giving effect to any choice or conflict of laws principle or rule (whether of the State of New York or any other jurisdiction), that would cause the application of the laws of any jurisdiction other than the substantive laws of the State of New York. The Parties hereby irrevocably agree that any federal or state court located in the State of New York, county of New York shall have exclusive jurisdiction in relation hereto.

16.          Severability: In the event that any section, subsection or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the section, subsection or provision of this Agreement shall be enforced to the maximum extent permitted by law, and if any section, subsection or provision of this Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the section, subsection or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

17.          Non-Admission of Liability: The Parties agree that neither this Agreement nor the performance by the Parties hereunder constitutes an admission by either of the Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

18.          Cooperation: Employee shall, upon reasonable notice, reasonably cooperate with the Company, without requirement of compensation to Employee, with respect to any claim, dispute, litigation, inquiry, investigation or proceeding concerning any matter with which Employee was involved while working for the Company; provided, however, that Employee may be advised in connection with such cooperation, at Employee’s expense, with respect to any matter in which Employee and the Company have conflicting interests, as determined by Employee’s counsel.

19.          Non-Assignability: The rights and benefits under this Agreement are personal to Employee and such rights and benefits shall not be subject to assignment, alienation or transfer, except that in the event of Employee’s death such rights shall be deemed automatically assigned to Employee’s estate.

20.          Entire Agreement. This Agreement sets forth all the terms and conditions with respect to the settlement of claims asserted by Employee against the Company and thereby supersedes and replaces any and all other agreements or understandings Employee may have had with respect thereto. This Agreement may not be modified or amended except in writing and signed by both Employee and an authorized representative of the Company.

21.          Notices: All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when hand-delivered or sent over night by a nationally recognized courier service as follows: If to the Company: MISONIX, INC., 1938 New Highway, Farmingdale, NY 11735, Att: Richard A. Zaremba, with a copy to Joel I. Frank, Esq., Wilk Auslander LLP, 1515 Broadway, New York NY 10036. If to Employee: Michael A. McManus, Jr., 100 White Plains Road, Bronxville, New York 10708, with a copy, which shall not constitute notice, to Robert N. Holtzman, Esq., Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.

22.          Headings: The headings used in this Agreement are for illustrative purposes for the convenience of the Parties only.

23.          Counterparts: This Agreement may be signed in any number of counterparts by the Parties hereto, all of which taken together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

24.          Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

EMPLOYEE HAS BEEN ADVISED IN WRITING THAT EMPLOYEE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE BENEFITS SET FORTH IN SECTION 1 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE (TO THE EXTENT SET FORTH HEREIN), ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates set forth below.

MISONIX, INC.

By:	/s/ Richard A. Zaremba
Name:	Richard A. Zaremba
Title:	Senior Vice President and Chief Financial Officer

Dated:	August 26, 2016

/s/ MICHAEL A. MCMANUS, JR.
MICHAEL A. MCMANUS, JR.

Dated:	August 26, 2016

Exhibit A

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT entered into as of May 22, 2015 (the “Effective Date”), by and between MISONIX, INC., a New York corporation, with principal offices at 1938 New Highway, Farmingdale, New York 11735 (“Employer”), and MICHAEL A. McMANUS, JR., with an address at 100 White Plains Road, Bronxville, New York 10708 ("Executive").

A.	Employer is engaged in the business of developing, manufacturing and/or marketing therapeutic ultrasound medical device products (“Employer’s Business”);

B.	Employer and Executive have previously entered into that certain Employment Agreement, dated as of July 1, 2014 (the “Current Agreement”); and

C.	Employer and Executive desire to terminate the Current Agreement and enter into a new employment agreement as follows:

1.	Employment

(a)	During the Term of Employment (as defined in Section 2), Employer agrees to employ Executive as an executive, subject to the overall direction and control of the Board of Directors of Employer (the “Board”). Executive agrees to act in the foregoing capacity, in accordance with the terms and conditions contained in this Agreement. Executive will have, at all times during the term of this Agreement, the title of President and Chief Executive Officer.

(b)	Executive shall devote substantially all of his working time to Employer's Business as conducted from time to time. It is agreed that Executive’s service on the board of directors of the companies identified on the attached list is acceptable. Such list may be amended from time to time by written notice from Executive to Employer, provided, however, that Executive’s service on any such new board is approved in advance by the Compensation Committee of the Board of Directors (the “Compensation Committee”), such approval not to be unreasonably withheld. Executive shall render services, without additional compensation, in connection with the operation of Employer's Business, including activities of affiliates and subsidiaries of Employer as may exist from time to time. Executive also agrees to serve as a member of the Board, if elected, and/or any subsidiaries or affiliates, without additional compensation therefor.

2.	Term

The term of Executive's employment under this Agreement shall commence on the Effective Date and end on June 30, 2017 (the "Initial Term"). Thereafter, this Agreement shall be automatically renewed and extended for consecutive one year renewal terms, unless either party sends to the other party a notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any then-current renewal term (each, a "Renewal Term"). The Initial Term and each Renewal Term are subject to earlier termination as set forth in Section 5. The actual term of employment is defined as the "Term of Employment."

3.	Compensation

(a)	Employer shall pay to Executive an annual base salary of (i) Two Hundred Ninety-Nine Thousand and 00/100 ($299,000.00) Dollars per annum through June 30, 2015 and (ii) Three Hundred Twenty-Five Thousand and 00/100 ($325,000.00) Dollars commencing July 1, 2015 (each as applicable, the “Annual Base Salary”) per annum during the Term of Employment. All payments shall be made in equal monthly installments, in arrears, or such other installments as may be consistent with the payroll practices of Employer for its executives. During the Term of Employment, the Compensation Committee shall review the Annual Base Salary to determine in its sole discretion whether or not an increase in the Annual Base Salary is then warranted.

(b)	In addition to the compensation set forth in Section 3(a), Executive shall receive an annual bonus based on Executive’s achievement of his annual goals and objectives as determined by the Compensation Committee. The Compensation Committee shall determine the annual goals and objectives no later than the date on which the Board approves Employer’s annual budget. Any payments to be made under this Section 3(b) shall be paid within ninety (90) days of the end of the fiscal year for which such incentive bonus relates.

(c)	Executive, concurrently with the execution of this Agreement, shall receive a one-time grant of options to purchase 100,000 shares (the “Option Grant”) of Employer’s common stock, par value $.01 per share (“Common Stock”), under the MISONIX, INC. 2014 Employee Equity Incentive Plan (the “Plan”). The options shall be granted at Fair Market Value (as defined in the Plan) and shall vest in their entirety on June 30, 2017. Employer and Employee shall execute Employer’s standard Option Agreement to evidence the Option Grant. Nothing contained in the foregoing shall preclude the Compensation Committee of the Board of Directors of Employer from making additional grants of options to purchase shares of Common Stock to Executive in addition to the Option Grant.

(d)	Nothing contained in the foregoing shall limit Executive’s eligibility to receive any other incentive compensation pursuant to Employer’s then-current bonus or equity-based plans.

4.	Additional Executive Benefits

(a)	Employer shall reimburse Executive for all expenses reasonably incurred by Executive in connection with the performance of Executive's duties under this Agreement against Executive's pre-submitted documented vouchers for such expenses. Executive shall be entitled to the use of an automobile of his choice subject to the consent of the Compensation Committee (which consent shall not be unreasonably withheld), at the Company’s expense.

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(b)	Executive shall be entitled to travel in business class when traveling in furtherance of Employer’s Business for all (i) international travel and (ii) domestic trips with a scheduled duration of two (2) hours or more.

(c)	Executive shall be entitled to five (5) weeks of vacation each year (no more than three (3) of which shall be in the same six month period) and all other general medical and executive benefit plans (including profit sharing or pension plans) as shall have been established and are continuing for executives of Employer; to the extent possible, Executive shall be immediately qualified for such benefits.

(d)	Executive shall be entitled to the severance benefits set forth in Exhibit A hereto.

5.	Termination

(a)	Employer may terminate this Agreement for cause.

(b)	"Cause" within the meaning of this Agreement shall mean:

i.	Executive's breach of the provisions of Section 6 hereof.

ii.	Failure by Executive to comply in any material respect with the terms of this Agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within ten (10) days after written notice from Employer of such failure.

iii.	Physical incapacity or disability of Executive to perform the services required to be performed under this Agreement. For purposes of this Section 5(b) iii., Executive's incapacity or disability to perform such services for any cumulative period of one hundred twenty (120) days during any twelve-month period, or for any consecutive period of ninety (90) days, shall be deemed "cause" hereunder.

iv.	Executive is convicted of, pleads guilty to, confesses to any felony or any act of fraud, misappropriation or embezzlement.

v.	Executive engages in a fraudulent act or dishonest act to the damage or prejudice of Employer and its affiliates or in conduct or activities damaging to the property, business or reputation of Employer and its affiliates, all as determined by the Board in good faith in its sole discretion.

(c)	If Employer notifies Executive of its election to terminate this Agreement for cause, this termination shall become effective at the time notice is deemed to have been given in accordance with Section 9 hereof and all payments earned and due Executive shall be paid in full at that time.

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(d)	This Agreement shall automatically terminate upon the death of Executive. In the event of Executive’s death during the Term of Employment, his estate will be entitled to receive a pro-rata portion of any bonus that would have been awarded Executive pursuant to Section 3(b).

(e)	Executive may terminate his employment with Employer for “Good Reason” after giving Employer five (5) business days notice and the opportunity to cure. Termination by Executive of his employment for “Good Reason” shall mean termination based upon (i) a significant diminution in Executive’s material duties and responsibilities without Executive’s express written consent; or (ii) a significant reduction by Employer in Executive’s Annual Base Salary. If Executive terminates his employment for Good Reason with Employer, Employer shall pay Executive (x) an amount equal to two (2) times Executive’s total compensation (Annual Base Salary plus bonus) at the highest rate paid Executive for any fiscal year during the aggregate period of Executive’s employment by Employer, payable in a lump sum within sixty (60) days of Executive’s termination of employment and (y) provide Executive with the same benefits set forth in Section 2(a)(iii) of Schedule C attached hereto. Notwithstanding the foregoing, Employer shall only be obligated to make the payments set forth in this clause (e) after Executive delivers to Employer an executed Release and Severance Agreement, which shall be substantially in the form of Employer’s standard Release and Severance Agreement for all employees, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and after delivery to Employer of a resignation from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans.

(f)	Executive may terminate his employment with Employer as a result of a Constructive Termination (as defined in Section 5(i) of Exhibit A hereto). In the event Executive terminates his employment with Employer pursuant to this clause (f), Employer shall provide Executive with the same benefits set forth in Section 2(a)(iii) of Schedule C attached hereto.

6.	Non-Competition and Non-Disclosure

(a)	Notwithstanding any other provisions in this Agreement, nothing in this Agreement shall prohibit Executive from acquiring or owning without disclosure to Employer less than 1% of the outstanding securities of any class of any competing corporation that are listed on a national securities exchange or traded in the over-the-counter market.

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(b)	During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall keep strictly confidential all non-public proprietary information which Executive may obtain during the course of Executive's employment with respect to the business practices, finances, developments, marketing, sales, customers, affairs, trade secrets and other confidential information of Employer which shall remain Employer's exclusive property and Executive shall not disclose the same, except solely in the course of business on behalf of and for the benefit of Employer pursuant to this Agreement, except to the extent that the same is then: (i) publicly available without any act of Executive through a party not violating its obligations to Employer; or (ii) required to be disclosed under the laws of the United States or any state in any judicial or administrative proceeding. Executive further agrees that immediately upon the termination of his employment (irrespective of the time, manner or cause of termination), Executive will surrender and deliver to Employer all (1) lists, books, records, memoranda and data, computer discs, computer access codes, magnetic media, software, of every kind relating to or in connection with Employer's Business and customers and suppliers of Employer, and (2) all of Employer's personal and physical property.

(c)	During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not compete, directly or indirectly, with Employer in (i) Employer's Business or (ii) such other business as in the reasonable opinion of the Board is a competitor of Employer.

(d)	During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not, alone or with others, directly or indirectly:

i.	solicit for Executive's benefit or the benefit of any person or organization other than Employer, the employment or other services of any executive or consultant of Employer; or

ii.	solicit for Executive's benefit or the benefit of any person or organization other than Employer, the employment of any executive of any customer of Employer, to compete in an area of (i) Employer’s Business or (ii) such other business as in the reasonable opinion of the Board is a competitor of Employer.

7.	Representation and Indemnification

Executive hereby represents and warrants that he is not a party to any agreement, whether oral or written, which would prohibit him from being employed by Employer, and Executive further agrees to indemnify and hold Employer, its directors, officers, shareholders and agents, harmless from and against any and all losses, cost or expense of every kind, nature and description (including, without limitation, whether or not suit be brought, all reasonable costs, expenses and fees of legal counsel), based upon, arising out of or otherwise in respect of any breach of such representation and warranty.

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8.	Resolution of Disputes

All disputes arising hereunder shall be finally determined by arbitration in the City and State of New York in accordance with the rules of the American Arbitration Association then obtaining, or any successor organization thereto. Such arbitration shall be conducted by a three person panel, one of whom is selected by each party and the third selected by the two arbitrators or, if the arbitrators cannot agree, selected from the lists of the American Arbitration Association. The arbitrators shall not have the power to abrogate, alter, modify or amend any of the provisions of this Agreement. Any award entered by the arbitrators shall be final and judgment thereon may be entered in any court having jurisdiction. Each party shall bear its own costs in connection with such arbitration. Notwithstanding the foregoing, Employer shall have the right to seek injunctive relief to maintain the status quo and/or to prevent violation of the terms thereof pending final determination of the rights and remedies of the parties in an arbitration proceeding.

9.	Notices

All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the parties at their address set forth at the beginning of this Agreement with Employer’s copy being sent to Employer at its then principal office. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder. Copies of any notices to be given to Employer shall be given simultaneously to: Wilk Auslander LLP, 1515 Broadway, New York, New York 10036, Attention: Joel I. Frank, Esq.

10.	Indemnification; Insurance

Executive shall be entitled to liability and expense indemnification, advancement of expenses and reimbursement to the fullest extent permitted by Employer’s current By-laws and Certificate of Incorporation, whether or not the same are subsequently amended. During the Term, Employer will use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance no less favorable to Executive than that in effect as of the date of this Agreement.

11.	Miscellaneous

(a)	This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by New York law (without regard to the choice of law principles thereof).

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(b)	This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by an authorized representative of Employer and by Executive or, in the case of a waiver, by an authorized representative of Employer or by Executive, as the case may be. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(c)	If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.

(d)	The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

(e)	In the event of a Change in Control (as defined in Exhibit A), the terms of this Agreement shall inure to the benefit of, and be assumed by, the successor of Employer or the acquiring person in such Change in Control transaction. This Agreement shall not be assignable by Executive, but it shall be binding upon and shall inure to the benefit of his heirs, executors, administrators and legal representatives.

(f)	This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

(g)	This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

(h)	In the event of the termination or expiration of this Agreement, the provisions of Sections 5, 6, 8, 9, 10 and 11 hereof shall remain in full force and effect, in accordance with their terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date stated at the beginning of this Agreement.

MISONIX, INC.

By:	/s/ Richard A. Zaremba
	Name:	Richard A. Zaremba
	Title:	Senior Vice President
and Chief Financial Officer

/s/ Michael A. McManus, Jr.
Michael A. McManus, Jr.

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SCHEDULE A

BOARD COMMITMENTS

A. Schulman, Inc.

The Eastern Company

Novavax, Inc.

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EXHIBIT A

SCHEDULE OF

SEVERANCE BENEFITS

Section 1. Eligibility For Benefits.

(a) General Rules.

(i) Subject to the requirements set forth in this Section 1, the Company hereby grants the severance benefits delineated herein to Executive.

(ii) Executive shall be eligible for benefits under this Schedule if his employment with the Company terminates due to an Involuntary Termination without Cause for a reason other than his death or Disability, or as a result of a Constructive Termination, which in either case occurs: (x) during the period not to exceed twenty-four (24) months after the effective date of a Change in Control, or (y) before the effective date of a Change in Control, but after the first date on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in the consummation of a Change in Control (provided, however, that in no event shall a termination of employment occurring more than one (1) year before the effective date of a Change in Control be covered by this Schedule).

(b) Other Requirements.

In order to be eligible to receive benefits under this Schedule, Executive must execute a general waiver and release of all legal claims against the Company and its Affiliates and their representatives on a form satisfactory to the Company.

(c) Exceptions. Notwithstanding the foregoing:

(i) If Executive’s employment is terminated by the Company for Cause at any time, Executive terminates his employment voluntarily for a reason other than a Constructive Termination (including termination of employment because of Executive’s death or Disability), Executive’s employment terminates for any reason, whether initiated by Executive or the Company, more than twenty-four (24) months after the effective date of the Change in Control, or before the beginning of formal negotiations with a potential acquirer of the Company’s business or more than one year before the effective date of Change in Control (even if formal negotiations with a potential acquirer have begun), Executive shall not be eligible to receive Change in Control severance benefits under this Schedule.

Section 2. Amount and Type Of Benefits; Limitations and Exceptions.

Benefits payable under this Schedule are as follows and are subject to the following limitations and exceptions:

(a) The Company grants to Executive, and his dependents and beneficiaries (if applicable), the following benefits:

(i) All Accrued Compensation payable no later than sixty (60) days after the later of the Termination Date or the effective date of the Change of Control.

(ii) In a single payment, in cash, Executive’s Pay, payable no later than sixty (60) days after the later of the Termination Date or the effective date of the Change in Control.

(iii) For a period of twenty-four (24) months (the “Continuation Period”), as determined by the Company, the Company shall, at its expense, continue on behalf of the Executive and Executive’s dependents and beneficiaries the following insurance benefits: any medical, dental, vision, hospitalization and long term care benefits provided to Executive immediately prior to the Termination Date; provided, however, that the Company’s obligation to provide continuation coverage shall arise under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and shall apply only if Executive timely elects COBRA coverage and Executive and his dependents are otherwise eligible for benefits under COBRA. Accordingly, if Executive’s Termination Date precedes the effective date of the Change in Control and Executive did not timely elect COBRA coverage prior to becoming eligible for benefits under this Schedule, no reimbursements or payments for health care continuation will be made by the Company under this Section (unless Executive has received COBRA benefits following his Termination Date, and/or is currently receiving those benefits at the time of a Change in Control, in which case the Company will reimburse any past COBRA premium costs and will pay for future coverage) in accordance with the terms of this Section for the period specified above.

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The coverage and benefits (including deductibles and costs) provided hereunder during the Continuation Period shall be no less favorable to Executive and Executive’s dependents and beneficiaries, than the coverage and benefits made available immediately prior to the Termination Date. the Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to Executive than the coverages and benefits required to be provided hereunder.

The coverage and benefits (including deductibles and costs) provided hereunder during the Continuation Period to Executive’s dependents and beneficiaries shall not be affected by Executive’s being covered by Medicare.

(iv) With respect to any stock option held by Executive that is outstanding under any Company stock option or equity incentive plan at the time Executive becomes eligible for benefits under this Schedule (either at the Termination Date or upon the Change in Control if termination has already occurred), the Company agrees that, at the time of the Termination Date or Change in Control, as applicable, the Executive shall be given a period of (i) ninety (90) days for stock options granted under any of the Company’s Employee Stock Option Plans adopted prior to 2005 and (ii) two (2) years for stock options granted under the Company’s 2005 Employee Equity Incentive Plan, 2009 Employee Equity Incentive Plan, 2012 Employee Equity Incentive Plan and any Plan adopted after the effective date of this Schedule following his Termination Date in which to exercise the options to the extent such options are otherwise vested and exercisable as of the Termination Date under the terms of the applicable stock option agreement(s) and plan(s), but provided that no exercise may occur later than the expiration date of the option as set forth in the applicable option agreement or plan. Notwithstanding the above, this clause (iv) shall not apply to stock options that have expired (including after any post-termination exercise period) at the time Executive becomes eligible for benefits under this Schedule. The foregoing agreement shall not apply to any stock options that already have a one year or greater post-termination exercise period. Executive acknowledges that, by agreeing to an offer to extend the exercise period in this manner, his stock options may be converted from an incentive stock option into a non-statutory stock option.

(v) This clause (v) applies only to stock options issued to Executive under any Company stock option or equity incentive plan after July 1, 2012 (“New Option Grants”). With respect to any New Option Grants that are outstanding at the time Executive becomes eligible for benefits under this Schedule, the vesting and exercisability of such New Option Grants shall be accelerated in full, and the Option shall be considered 100% vested, as of the date Executive becomes entitled to benefits hereunder. This provision shall not apply to any stock option that contains a more favorable vesting provision under the applicable stock option agreement or any individually negotiated agreement (such as 100% “single trigger” vesting upon a Change in Control). It is possible that Executive may terminate employment, and his stock options may have expired (without being exercised) before a subsequent Change in Control transaction (although Executive may still be entitled to benefits under this Schedule in that instance). In that case, no accelerated vesting shall occur under this provision as to an already expired stock option.

(b) All fringe benefits not otherwise covered by this Schedule (such as, but not limited to, pension/retirement, life insurance, disability coverage and other welfare benefits) shall terminate as of Executive’s Termination Date (except to the extent that the specific plans or programs provide for extended coverage or if any conversion privilege is available thereunder).

(c) Parachute Payments.

(i) Notwithstanding the above, if any payment or benefit that Executive would receive under this Schedule, when combined with any other payment or benefit he receives that is contingent upon a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with Payments being reduced in the order and priority established by the Committee) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Schedule, and Executive will not be reimbursed by the Company for any such payments.

(ii) The Company shall attempt to cause its accountants to make all of the determinations required to be made under Section 2(c)(i), or, in the event the Company’s accountants will not perform such service, the Company may select another professional services firm to perform the calculations. the Company shall request that the accountants or firm provide detailed supporting calculations both to the Company and Executive prior to the Change in Control if administratively feasible or subsequent to the Change in Control if events occur that result in parachute payments to Executive at that time. For purposes of making the calculations required by Section 2(c), the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and Executive shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination under this Section 2(c). The Company shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by Section 2(c). Any such determination by the Company’s accountants or other firm shall be binding upon the Company and Executive, and the Company shall have no liability to Executive for the determinations of its accountants or other firm.

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(d) Any provisions contained in the Company’s stock option or equity plans, or contained in Executive’s individual stock option agreement(s) with the Company, regarding the accelerated vesting or exercisability of stock options or awards upon a Change in Control shall continue to apply and may be supplemented by, but shall not be superseded by, the terms of this Schedule.

Section 3. Time Of Payment And Form Of Benefit; Indebtedness.

(a) Cash benefits under this Schedule, less applicable tax withholdings, shall be paid to Executive in a lump sum. The Company reserves the right to determine the timing of such payments, provided, however, that all payments under this Schedule shall be completed within sixty (60) days after Executive’s Termination Date or, in the case where Executive’s Termination Date precedes a Change in Control, sixty (60) days after the effective date of the Change in Control (subject to the provisions requiring later payment set forth in Section 3(c) below). Notwithstanding the above, no payment shall be made under this Schedule prior to the last day of any waiting period or revocation period as required by applicable law in order for the general waiver and release of legal claims required by Section 1(b) of this Schedule to be effective; provided, however, that in any event such payment is made no later than two and one-half (2-1/2) months following the calendar year in which the later of the Termination Date or effective date of the Change in Control occurs.

(b) If Executive is indebted to the Company at his payment date, the Company reserves the right to offset any payments under this Schedule by the amount of such indebtedness.

(c) Notwithstanding anything to the contrary herein, in the event the severance benefits described herein are subject to the provisions regarding deferred compensation set forth in Section 409A of the Code, then any payments to Executive shall not be made until the earliest date sufficient to avoid the imposition of tax or penalties under Section 409A.

Section 4. Right To Interpret Schedule; Binding Nature Of Schedule.

(a) Exclusive Discretion. The Committee shall have the exclusive discretion and authority to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of this Schedule, including, but not limited to, the amount of benefits paid under this Schedule. The interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons.

(b) Binding Effect On Successor To Company. This Schedule shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under this Schedule, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in this Schedule, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Schedule, and the term “Board” shall refer to the Board of Directors of any such surviving or continuing entity.

Section 5. Definitions.

Capitalized terms used in Schedule, unless defined elsewhere in this Schedule or in the Agreement to which it forms a part thereof, shall have the following meanings:

(a) Accrued Compensation means an amount which includes all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Pay, (ii) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on the Termination Date, (iii) unused vacation pay, and (iv) any earned and accrued bonuses and incentive compensation as of the Termination Date.

(b) Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms as defined in Sections 424(e) and (f), respectively, of the Code.

(c) Board means the Board of Directors of MISONIX, INC.

(d) Cause shall have the meaning set forth in Section 5(b) of the Agreement to which this Schedule forms a part thereof.

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(e) Change in Control means (i) a sale, lease, license or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization, or (iii) any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by the Company or an Affiliate) in which such persons or entities that were not shareholders of the Company immediately prior to their acquisition of Company securities as part of such transaction become the owners, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction and other than as part of a private financing transaction by the Company, or (iv) a Change in the Incumbent Board. For purposes of this Plan, a Change in the Incumbent Board shall occur if the existing members of the Board on the date of the Agreement to which this Schedule forms a part thereof (the “Incumbent Board” ) cease to constitute at least a majority of the members of the Board, provided , however , that any new Board member shall be considered a member of the Incumbent Board for this purpose if the appointment or election (or nomination for such election) of the new Board member was approved or recommended by a majority vote of the members of the Incumbent Board who are then still in office.

(f) Code means the Internal Revenue Code of 1986, as amended.

(g) Company means MISONIX, INC., a New York corporation, and any successor as provided in Section 4(b) hereof.

(h) Committee means the Compensation Committee of the Board of Directors of the Company.

(i) Constructive Termination means a termination initiated by Executive because any of the following events or conditions have occurred:

(i) a change in Executive’s position or responsibilities (including reporting responsibilities) which represents a material adverse change from Executive’s position or responsibilities as in effect, immediately preceding the effective date of a Change in Control or at any time thereafter; the assignment to Executive of any duties or responsibilities which are materially and adversely inconsistent with Executive’s position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; except in connection with the termination of Executive’s employment for Cause or the termination of Executive’s employment because of Executive’s Disability or death, or except as the result of a voluntary termination by Executive other than as a result of a Constructive Termination;

(ii) a material reduction in Executive’s Pay or any material failure to pay Executive any compensation or benefits to which Executive is entitled within five (5) days of the date due;

(iii) The Company’s requiring Executive to relocate his principal worksite to any place outside a fifty (50) mile radius of Executive’s current worksite, except for reasonably required travel on the business of the Company or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control;

(iv) the failure by the Company to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Executive was participating immediately preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Executive;

(v) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

(vi) any material breach by the Company of any provision of this Schedule;

(vii) the failure of the Company to obtain an agreement, from any successors and assigns to assume and agree to perform the obligations created under this Plan as a result of a Change in Control, as contemplated in Section 4 hereof.

Executive must notify the Company of the circumstances on which a Constructive Termination is purportedly based within ninety (90) days of the initial occurrence of any such event. The Company shall have thirty (30) days from the date of such notice to cure such event or condition.

(j) Disability means the permanent and total disability of a person within the meaning of Section 409A(a)(2)(C) of the Code.

(k) Involuntary Termination without Cause means the termination of Executive’s employment which is initiated by the Company for a reason other than Cause.

(l) Pay means an amount equal to two (2) times the sum of (a) Executive’s annual base pay and (b) bonus at the highest rate paid Executive for any fiscal year during the aggregate period of Executive’s employment by the Company.

(m) Termination Date means the last date on which Executive is in active pay status as an employee with the Company. A holiday cannot constitute a Termination Date unless Executive actively provided services for the Company on such holiday.

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EXHIBIT B

Michael A. McManus, Jr.
100 White Plains Road
Bronxville, NY 10708

September 2, 2016

Board of Directors
MISONIX, INC.
1938 New Highway
Farmingdale, NY 11735

Gentlemen:

Effective immediately, I hereby resign as (i) a Director and Chairman of the Board of Directors of MISONIX, INC. (the “Company”) and (ii) President and Chief Executive Officer of the Company.

Sincerely yours,

/s/ Michael A. McManus, Jr.
Michael A. McManus, Jr.